Exhibt 99.1

Legacy Reserves LP Announces Fourth Quarter and Year End 2007 Results

MIDLAND, Texas, March 12, 2008 – (PRIMENEWSWIRE) -- Legacy Reserves LP ("Legacy") (NASDAQ:LGCY) today announced annual and fourth quarter results for 2007.  This unaudited financial information is preliminary and is subject to adjustments in connection with the final audited financial statements to be released on or about March 14, 2008 within Legacy’s Annual Report on Form 10-K.

Highlights of the fourth quarter of 2007 compared to the third quarter of 2007:

•	Adjusted EBITDA increased 37% to $25.8 million from $18.9 million.

•	Production increased 24% to 6,453 Boe per day from 5,196 Boe per day.

Comparisons of 2007 results to 2006 follow:

•	Adjusted EBITDA increased 92% to $70.2 million from $36.5 million.

•	Production increased 63% to 4,970 Boe per day from 3,058 Boe per day.

•	Proved reserves increased 71% to 32.1 million Boe from 18.8 million Boe.

•	Year-end standardized measure of discounted future net cash flows increased 187% to $690.5 million from $240.6 million.

•	Distributions attributable to the fourth quarter 2007 were $0.45 per unit compared to $0.41 per unit attributable to the fourth quarter 2006.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, “We delivered a record fourth quarter in terms of production and cash flow with the benefits of our acquisitions and development activities realized.  We acquired $91.7 million of properties in the fourth quarter and invested $6.0 million in development projects, including two wells which came online early in the first quarter.  Our patience in pursuing accretive acquisitions in areas we know well is paying off with sustainable growth.  I am pleased with the performance of our acquisition team along with our operations staff, who invested approximately 45% of our 2007 development program in expected higher return recompletions, restimulations and reactivations.”

Financial and Operating Results

Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its Founding Investors in connection with the closing of a private equity offering on March 15, 2006 (“Formation Transaction”).  Legacy completed its Initial Public Offering and began trading on the NASDAQ Global Market under the ticker “LGCY” on January 12, 2007.  The information discussed below is contained in operational data and financial statements at the end of this release.

Fourth Quarter 2007 Results Compared to Third Quarter 2007

Comparisons are made of the fourth quarter ended December 31, 2007 to the third quarter ended September 30, 2007, as it presents relevant sequential growth in performance measures.

Adjusted EBITDA

Adjusted EBITDA totaled $25.8 million in the fourth quarter compared to $18.9 million in the third quarter.  The increase is primarily attributable to our oil and natural gas property acquisitions for a total of $91.7 million during the fourth quarter of 2007 and secondarily by our development program and higher oil, NGL, and natural gas prices discussed below.  (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net loss to Adjusted EBITDA.)

Production

Net oil, natural gas liquids (“NGL”), and natural gas production increased to 6,453 Boe per day for the fourth quarter from 5,196 Boe per day in the third quarter.  Our increased production in the fourth quarter resulted primarily from a combination of our acquisitions of oil and natural gas properties, from new wells drilled and completed as part of our ongoing development program, and from recompletion, restimulation, and reactivation projects completed in the third and fourth quarters of 2007.

Commodity Derivatives

We had a cash loss on swap settlements of $4.0 million in the fourth quarter 2007, compared to a cash gain of $0.4 million in the third quarter 2007.  We swapped 71% of our produced oil, NGL, and natural gas volumes in the fourth quarter and 73% in the third quarter of 2007.

Legacy enters into derivative transactions with unaffiliated third parties with respect to oil, NGL, and natural gas prices to achieve more predictable cash flows and to reduce  its exposure to short-term fluctuations in oil, NGL, and natural gas prices.  These derivatives instruments are accounted for in accordance with SFAS No. 133 – Accounting for Derivative Instruments and Hedging Activities.  These instruments are intended to mitigate a portion of Legacy’s price-risk and may be considered hedged for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes.  Therefore, all derivative instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses which impact reported net income.  Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods.  Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions.  However, sustained or increasing oil, NGL, and natural gas prices will result in cash losses on our commodity derivative instruments.  All of our derivative instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty.

Revenue and Commodity Prices

Oil, NGL and natural gas sales for the fourth and third quarter were $44.2 and $29.4 million, respectively.  A 24% increase in sales volumes and a 21% increase per Boe in commodity prices accounted for the increased revenue.

Oil and natural gas prices increased significantly from the third to the fourth quarter of 2007.  Realized oil prices for the fourth and third quarters averaged $87.41 and $71.93 per barrel, respectively.  Including the effect of cash losses on settled oil swaps, oil prices were $74.19 and $69.22 per barrel in the fourth and third quarters, respectively.  Realized natural gas prices were $8.10 and $6.54 per Mcf for the fourth and third quarters, respectively.  Including the effect of cash gains on settled natural gas swaps, natural gas prices were $9.44 and $8.26 per Mcf for the same periods.

Costs

Production costs and ad valorem taxes, excluding severance taxes, for the fourth quarter declined to $14.68 per Boe from $15.86 per Boe for the third quarter.  The decline was a result of higher than historical workover costs incurred in the third quarter.  General and administrative expenses increased during the fourth quarter to $3.96 per Boe from $3.02 per Boe in the third quarter due to growth in employee headcount and seasonal professional service fees for third party engineers, audit and legal fees.  Depletion, depreciation and amortization costs increased to $15.74 per Boe in the fourth quarter from $14.56 per Boe in the third quarter reflecting higher acquisition costs per Boe of proved reserves than for prior periods.

Net Income

Net loss for the fourth quarter was $50.9 million, which was unfavorably impacted by $61.0 million of net unrealized losses on the fair value of our future commodity swaps.  In the third quarter, we recorded net income of $2.2 million, which was unfavorably impacted by $6.8 million of net unrealized losses on our future commodity swaps.

Year-End 2007 Results Compared to Year-End 2006

Adjusted EBITDA

Adjusted EBITDA increased to $70.2 million for the twelve months ending December 31, 2007, from $36.5 million for the twelve months ending December 31, 2006.  The increase is primarily attributable to our oil and natural gas property acquisitions for a total of $200.4 million (which includes asset retirement obligations recorded with the acquisitions) over 2007 and secondarily by our development program and higher oil, NGL, and natural gas prices discussed below.

Production and Reserves

Net oil, NGL, and natural gas production averaged 4,970 Boe per day in 2007, an increase from 3,058 Boe per day in 2006.  Proved oil, NGL and natural gas reserves were 32.1 million Boe as of December 31, 2007, an increase from 18.8 million Boe as of December 31, 2006.  Our year-end reserve estimates are prepared by independent petroleum engineers.  The increase in proved reserves is a result of our property acquisition program.  Proved developed reserves increased to 90% from 84% of total proved reserves as of December 31, 2007, and 2006, respectively, as we converted proved undeveloped reserves to proved developed producing status over 2007 and acquired properties with higher proved developed producing reserve content than our existing properties.

Standardized measure of discounted future net cash flows increased to $690.5 million from $240.5 million at December 31, 2007 and 2006, respectively, excluding the impact of any commodity derivatives.  The standardized measure of discounted future net cash flows relating to proved reserves are computed by applying year-end prices on forecasted oil, NGL and natural gas production quantities from our year-end proved reserves. Future production, development, site restoration, and abandonment costs are estimates based on current costs assuming continuation of existing economic conditions. There are no future income tax expenses because Legacy is a flow-through entity.  The standardized measure of discounted future net cash flows is based on the following wellhead oil and natural gas prices as of the last trading day of each calendar year, held constant over the economic life of the property:  $91.96 per barrel, $6.39 per Mcf in 2007; $56.73 per barrel, $5.82 per Mcf in 2006.  Increased reserves from our acquisitions and higher commodity prices contributed to the increase in the standardized measure of discounted future net cash flows.

Revenues and Realized Prices

For the twelve months ended December 31, 2007 and 2006, oil, NGL and natural gas sales were $112.2 million and $59.8 million, respectively.

For 2007 and 2006, average realized oil prices, excluding oil derivative contract settlements, were $70.65 and $60.55 per barrel, respectively.  Including the effects of realized losses on our oil swaps, realized oil prices were $67.58 and $51.65 per barrel for the same periods.  For 2007 and 2006, realized natural gas prices averaged $7.02 and $6.57 per Mcf, respectively.  Including the effects of cash gains on our natural gas swaps, realized natural gas prices were $8.48 and $9.48 per Mcf for 2007 and 2006, respectively.  The stated results are inclusive of natural gas basis swaps that we use to improve the effectiveness of our natural gas swaps.

For the year ended December 31, 2007, oil, NGL and natural gas derivative contracts, all of which are in the form of swaps, covered approximately 70% of Legacy's production at a weighted average NYMEX West Texas Intermediate (“WTI”) oil price of $68.07 per barrel and $9.08 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. One Mcf of natural gas sales equals approximately one MMBtu of swapped natural gas volumes after the natural gas is processed and NGL’s are recovered at a plant.

Production Costs

For 2007 and 2006, production costs and ad valorem taxes, excluding production severance taxes, increased to $14.96 per Boe from $14.28 per Boe.  The increase in production costs per Boe is primarily related to higher cost, non-operated properties acquired in the third quarter 2007.

General and Administrative Expenses (“G&A”)

G&A expenses for 2007 increased to $4.63 per Boe from $3.31 per Boe in 2006, reflecting the higher cost of being public, particularly related to additional professional service fees and professional employee requirements.  Legacy completed its IPO in January, 2007.  Non-cash compensation expense was $1.0 million and $0.5 million in 2007 and 2006, respectively.  Reducing G&A expenses by the non-cash compensation amounts lowers our costs to $4.07 per Boe and $2.86 per Boe for 2007 and 2006, respectively.

Depletion, Depreciation and Amortization (“DD&A”)

DD&A expense for 2007 decreased to $15.66 per Boe from $16.48 per Boe in 2006.  Our DD&A expense per Boe decreased due to the additional reserves added by our recent acquisitions at reserve replacement costs below our 2006 DD&A rates which were impacted by our March 2006 Formation Transaction.  Under the successful efforts method of accounting, Legacy calculates DD&A on an individual producing field basis. Changes in reserve estimates and in the timing and amount of abandonment cost estimates as well as changes in the timing and amount of development projects of one or two fields can cause variations in the aggregate DD&A rate.

Net Income (Loss)

Net loss for 2007 was $55.7 million, which was unfavorably impacted by $85.4 million of net unrealized losses on the fair value of our future commodity swaps.  In 2006, we recorded net income of $4.4 million, which was favorably impacted by $9.6 million of net unrealized gains on our commodity swap positions.  In 2007, we had $0.2 million of cash gains of swap settlements, compared to $0.3 million of cash losses of swap settlements in 2006.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices.  As of March 11, 2008, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with January, 2008 through December, 2012:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
2008	1,135,549	$ 70.39	$62.25 - $87.65
2009	1,052,413	$ 68.70	$61.05 - $87.65
2010	980,645	$ 67.44	$60.15 - $87.65
2011	755,040	$ 72.22	$67.33 - $87.65
2012	633,600	$ 72.33	$67.72 - $87.65

	Annual	Average	Price
Calendar Year	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
2008	2,725,170	$ 8.09	$6.85 - $10.58
2009	2,524,670	$ 7.96	$6.85- $10.18
2010	2,245,955	$ 7.71	$6.85 - $9.73
2011	956,824	$ 7.30	$6.85 - $7.57
2012	651,636	$ 7.25	$6.85 - $7.57

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than NYMEX Henry Hub natural gas. The basis swaps thereby provide a better correlation between our natural gas sales and the settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX basis swaps currently in place for production months through December 31, 2010:

	Annual	Basis
Calendar Year	Volumes (MMBtu)	Differential per MMBtu
2008	1,422,000	($0.84)
2009	1,320,000	($0.68)
2010	1,200,000	($0.57)

On March 30, 2007 and September 7, 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs.  The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. We entered into these swaps to offset cash flow volatility from the NGL sales from our interests in the East Binger (Marchand) Unit in Caddo County, Oklahoma, and our Texas Panhandle acquisition that closed on October 1, 2007.  The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS natural gas liquids swaps currently in place for production months through December 31, 2009.

	Annual	Average	Price
Calendar Year	Volumes (Gal)	Price per Gal	Range per Gal
2008	6,458,004	$ 1.27	$0.66 - $1.62
2009	2,265,480	$ 1.15	$1.15

Annual Report on Form 10-K

The consolidated financial statements and related footnotes will be available in our December 31, 2007 Form 10-K, which will be filed on or about March 14, 2008.

Conference Call

As announced on March 10, 2008, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Thursday, March 13, 2008 at 4:00 p.m. (Central Time). Investors may access the conference call by dialing 877-419-6597.  For those who cannot listen to the live broadcast, a replay of the call will be available through Tuesday, March 18, 2008, by dialing 719-457-0820 or 888-203-1112 and entering code 8742028, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-Continent regions of the United States. Additional information is available at www.LegacyLP.com.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in 2006 Annual Report on Form 10-K filed March 28, 2007 (File No. 001-33249) and subsequently filed Quarterly Reports on Form 10-Q. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(dollars in thousands, except per unit data)

	Three Months Ended		Year Ended
	September 30,	December 31,	December 31,
	2007	2007	2006	2007
Revenues:
Oil sales	$22,442	$31,905	$45,351	$83,301
Natural gas liquid sales	1,714	4,611	-	7,502
Natural gas sales	5,241	7,656	14,446	21,433
Total revenues	29,397	44,172	59,797	112,236

Expenses:
Oil and natural gas production	7,581	8,721	15,938	27,129
Production and other taxes	1,886	3,528	3,746	7,889
General and administrative	1,443	2,353	3,691	8,392
Depletion, depreciation, amortization and accretion	6,960	9,349	18,395	28,415
Impairment of long-lived assets	950	1,974	16,113	3,204
Loss on disposal of assets	156	140	42	527
Total expenses	18,976	26,065	57,925	75,556

Operating income	10,421	18,107	1,872	36,680

Other income (expense):
Interest income	54	116	130	321
Interest expense	(1,905)	(3,695)	(6,645)	(7,118)
Equity in income (loss) of partnerships	30	36	(318)	77
Realized gain (loss) on oil, NGL and natural gas swaps	408	(4,025)	(262)	211
Unrealized gain (loss) on oil, NGL and natural gas swaps	(6,844)	(60,979)	9,551	(85,367)
Other	-	(130)	29	(129)
Income (loss) before income taxes	2,164	(50,570)	4,357	(55,325)
Income taxes	-	(337)	-	(337)
Net income (loss)	$2,164	$(50,907)	$4,357	$(55,662)

Net income (loss) per unit - basic and diluted	$0.08	$(1.81)	$0.26	$(2.13)

Weighted average number of units used in computing
net income (loss) per unit -
basic	26,021,518	28,122,578	16,567,287	26,155,439

diluted	26,072,886	28,122,578	16,568,879	26,155,439

LEGACY RESERVES LP
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(dollars in thousands, except unit data)
December 31,
2007
ASSETS
Current assets:
Cash and cash equivalents	$9,604
Accounts receivable, net:
Oil and natural gas	19,025
Joint interest owners	4,253
Affiliated entities and other	26
Fair value of derivatives	310
Prepaid expenses and other current assets	340
Total current assets	33,558

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, using the
successful efforts method of accounting	512,396
Unproved properties	78
Accumulated depletion, depreciation and amortization	(72,294)
440,180
Other property and equipment, net	775
Operating rights, net	6,151
Other assets, net	822
Investment in equity method investee	92
Total assets	$481,578

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,320
Accrued oil and natural gas liabilities	10,102
Fair value of derivatives	26,761
Asset retirement obligation	845
Other	3,429
Total current liabilities	43,457
Long-term debt	110,000
Fair value of derivatives	57,316
Asset retirement obligation	15,075
Total liabilities	225,848
Commitments and contingencies
Unitholders' equity:
Limited partners' equity - 29,670,887 units issued and
outstanding at December 31, 2007	255,663
General partner's equity	67
Total unitholders' equity	255,730
Total liabilities and unitholders' equity	$481,578

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Year Ended
	September 30,	December 31,	December 31,
	2007	2007	2006	2007
	(In Thousands, except per unit data)
Revenues:
Oil sales	$22,442	$31,905	$45,351	$83,301
Natural gas liquid sales	1,714	4,611	-	7,502
Natural gas sales	5,241	7,656	14,446	21,433
Total revenue	$29,397	$44,172	$59,797	$112,236

Expenses:
Oil and natural gas production	$7,581	$8,721	$15,938	$27,129
Production and other taxes	$1,886	$3,528	$3,746	$7,889
General and administrative	$1,443	$2,353	$3,691	$8,392
Depletion, depreciation, amortization and accretion	$6,960	$9,349	$18,395	$28,415

Realized swap settlements:
Realized loss on oil swaps	$(846)	$(4,826)	$(6,667)	$(3,627)
Realized loss on natural gas liquid swaps	$(118)	$(460)	$-	$(619)
Realized gain on natural gas swaps	$1,372	$1,261	$6,405	$4,457

Production:
Oil - barrels	312	365	749	1,179
Natural gas liquids - gallons	1,345	2,991	-	5,295
Natural gas - Mcf	801	945	2,200	3,052
Total (MBoe)	478	594	1,116	1,814
Average daily production (Boe/d)	5,196	6,453	3,058	4,970

Average sales price per unit:
Oil price per barrel	$71.93	$87.41	$60.55	$70.65
Natural gas liquid price per gallon	$1.27	$1.54	$-	$1.42
Natural gas price per Mcf	$6.54	$8.10	$6.57	$7.02
Combined (per Boe)	$61.50	$74.36	$53.58	$61.87

Average sales price per unit (including realized swap settlements):
Oil price per barrel	$69.22	$74.19	$51.65	$67.58
Natural gas liquid price per gallon	$1.19	$1.39	$-	$1.30
Natural gas price per Mcf	$8.26	$9.44	$9.48	$8.48
Combined (per Boe)	$62.35	$67.59	$53.35	$61.99

NYMEX oil index prices per barrel:
Beginning of Period	$70.68	$81.66	$61.04	$61.05
End of Period	$81.66	$95.98	$61.05	$95.98

NYMEX gas index prices per Mcf:
Beginning of Period	$6.77	$6.87	$11.25	$6.30
End of Period	$6.87	$7.48	$6.30	$7.48

Average unit costs per Boe:
Production costs, excluding production and other taxes	$15.86	$14.68	$14.28	$14.96
Production and other taxes	$3.95	$5.94	$3.36	$4.35
General and administrative	$3.02	$3.96	$3.31	$4.63
Depletion, depreciation, amortization and accretion	$14.56	$15.74	$16.48	$15.66

Non-GAAP Financial Measure

This press release, the financial tables and other supplemental information, including the reconciliation of “Adjusted EBITDA”, a non-generally accepted accounting principles ("non-GAAP") measure to its nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts and they are also available on our website under the Investor Relations tab.

"Adjusted EBITDA" should not be considered as an alternative to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

   •  Interest expense;

   •  Income taxes;

   •  Depletion, depreciation, amortization and accretion;

   •  Impairment of long-lived assets;

   •  (Gain) loss on sale of partnership investment;

   •  (Gain) loss on disposal of assets;

   •  Stock-based compensation expense arising from equity-based awards;

   •  Equity in (income) loss of partnerships; and

   •  Unrealized (gain) loss on oil and natural gas swaps

Adjusted EBITDA is presented as management believes it provides additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net loss to Adjusted EBITDA:

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007
	(dollars in thousands)
Net Income (Loss)	$2,164	$(50,907)	$4,357	$(55,662)
Plus:
Interest Expense	1,905	3,965	6,645	7,118
Income Taxes	-	337	-	337
Depletion, Depreciation, amortization and accretion	6,959	9,349	18,395	28,415
Impairment of long-lived assets	950	1,974	16,113	3,204
Loss on Disposal of Assets	156	-	42	387
Compensation Expense on Options/Restricted Units	(124)	129	534	1,017
Unrealized (gain) loss on oil and natural gas swaps	6,844	60,979	(9,551)	85,367
Adjusted EBITDA	$18,854	$25,826	$36,535	$70,183

Contact:
Legacy Reserves LP
Steven H. Pruett, 432-689-5200
President and Chief Financial Officer

Source: Legacy Reserves LP